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                     U.S. SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

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                                   FORM 12b-25

                           Notification of Late Filing


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           [ ] Form 10-K and Form 10-KSB [ ] Form 11-K [ ] Form 20-F
                         [X] Form 10-QSB [ ] Form N-SAR


                      For Quarter Ended: September 30, 2002


Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A

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                        PART I - REGISTRANT INFORMATION

                             Be Safe Services, Inc.
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               (Exact Name of Registrant as Specified in Charter)


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                                  (Former Name)

                   1517 E. 7th Avenue, Suite C, Tampa, Florida
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                     (Address of Principal Executive Office)

                                      33605
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                                   (Zip Code)


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PART II - RULES 12B-25 (B) AND (C)
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If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]      (a)      The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]      (b)      The  subject  annual  report  or  semi-annual   report/portion
                  thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE
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State below in reasonable  detail the reasons why the Form 10-KSB,  11-K,  20-F,
10-QSB or N-SAR or portion thereof could not be filed within the prescribed time:

The Company is currently operating with limited funding. The Company was unable to complete the Company's quarterly financial statement without unreasonable effort and expense, thus delaying the filing.

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PART IV - OTHER INFORMATION
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(1)      Name and  telephone  number  of  person  to  contact  in regard to this notification

                       Joel C. Schneider, (516) 228-8181

(2) Have all other periodic reports required (under Section 13 or 15(d) of the Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940) during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer no, identify report(s).

                  [X]  YES                                    [ ]  NO

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?

                  [ ]  YES                                    [X]  NO

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         If  so,  attach  an  explanation  of  the  anticipated   change,   both
         narratively and quantitatively, and; if appropriate, state the reasons why a reasonable estimate of the results can not be made.

It is anticipated that the Quarterly Report will reflect the following changes in results of operations from the prior fiscal year:







         Be Safe Services, Inc. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  November 14, 2002          BE SAFE SERVICES, INC.



                                   By:  /s/ Terry M. Haynes
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                                        Terry M. Haynes, Chief Executive Officer










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                                    ATTENTION
        Intentional misstatements or omissions of act constitute Federal
                   Criminal Violations (See 18 U.S.C. 1001).
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